FLORIDA DEPARTMENT OF STATE
                               KATHERINE HARRIS
                              SECRETARY OF STATE

September 27, 2001

RE:  DOCUMENT NUMBER 97000020967

The Articles of Amendment to the Articles of Incorporation for ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., a Florida corporation, were filed on September 27, 2001.

The certification request is enclosed.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Cheryl Coulliette
Document Specialist
Division of Corporations                  Letter Number:  201A00053746

                               STATE OF FLORIDA
                                     LOGO
                             DEPARTMENT OF STATE


I certify the attached is a true and correct copy of the Articles of Amendment, filed on September 27, 2001, to Articles of Incorporation for ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is P97000020967.



                                                   Given under my hand and the
                                            Great Seal of the State of Florida
                                         At Tallahassee, the Capitol, this the
                                                   27th day of September, 2001

                                                              Katherine Harris
                                                            Secretary of State

Great Seal of the State of Florida
Logo

                               FOURTH AMENDMENT
                                      TO
                          ARTICLES OF INCORPORATION
                                      OF
                  ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

1. The name of the Corporation is Advanced Communications Technologies, Inc., f/k/a Media Forum International, Inc., a Florida corporation (the "Corporation").

2. The Articles of Incorporation of Media Forum International, Inc. were filed on March 6, 1997, with the Florida Department of State and was assigned Document No. P97000020967.

3. Article III of the Articles of Incorporation is hereby amended to read as follows:

                          ARTICLE III. CAPITAL STOCK

      The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 225,000,000 shares. Of such shares, 200,000,000 shall be common stock having no par value per share. The remaining shares shall be shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time by authorization of the Board of Directors of this Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.

4. A new Article VIII is hereby added to the Articles of Incorporation to read as follows:

                        ARTICLE VIII. INDEMNIFICATION

      The Corporation shall indemnify and hold harmless its officers, directors, employees and agents from actions arising from their services to the Corporation, in any such capacity, to the fullest extent permitted by law.

5. The foregoing amendments were adopted by the Shareholders of the Corporation on September 11, 2001. The number of votes cast for the amendment was sufficient for approval by the Shareholders.

      IN WITNESS WHEREOF, the undersigned Chairman of the Board has executed these Articles of Amendment this 20th day of September, 2001.


                                    _________________________________________
                                    Roger T. May,
                                    Chairman of the Board and Chief Executive
Officer

                                                     FILED 2001 SEP 27 AM10:59
                                                            SECRETARY OF STATE
                                                          TALLAHASSEE, FLORIDA